PURCHASE AGREEMENT

Purchase Agreement dated June 6, 2018 between Six Circles Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”), on behalf of its series, Six Circles Ultra Short Duration Fund, Six Circles Tax Aware Ultra Short Duration Fund, Six Circles U.S. Unconstrained Equity Fund and Six Circles International Unconstrained Equity Fund (together, the “Funds”), and J.P. Morgan Private Investments Inc. (the “Sole Initial Shareholder”), a corporation organized under the laws of Delaware.

RECITALS

WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Trust proposes to issue and sell shares of beneficial interest of each Fund (each a “Share,” and more than one Share, “Shares”) to the public pursuant to a Registration Statement on Form N-1A (the “Registration Statement”) filed with the Securities and Exchange Commission;

WHEREAS, the Shares have not been registered for public offering under the Securities Act of 1933, as amended; and

WHEREAS, Section 14(a) of the 1940 Act requires a registered investment company to have a net worth of at least $100,000 before making a public offering of its securities.

NOW THEREFORE, the Trust and the Sole Initial Shareholder agree as follows:

1.        The Trust offers to sell to the Sole Initial Shareholder, and the Sole Initial Shareholder agrees to purchase from the Trust, such amount of Shares to be specified by the Trust for an aggregate price of not less than $100,000 to be allocated among the Funds as set out in Schedule A, on a date to be specified by the Trust, prior to the effective date of the Registration Statement.

2.        The Sole Initial Shareholder represents and warrants to the Trust that the Sole Initial Shareholder is a sophisticated investor that is acquiring the Shares for investment purposes only and for the Sole Initial Shareholder’s own account, and not with a view to or in connection with any resale or distribution of any or all of the Shares or of any interest therein or with the current intention to redeem the Shares.

3.        The Sole Initial Shareholder’s right under this Purchase Agreement to purchase the Shares is not assignable.

The Trust and the Sole Initial Shareholder have caused their duly authorized officers to execute this Purchase Agreement as of the date first above written.

Six Circles Trust, on behalf of
Six Circles Ultra Short Duration Fund,
Six Circles Tax Aware Ultra Short Duration Fund,
Six Circles U.S. Unconstrained Equity Fund and
Six Circles International Unconstrained Equity Fund

By:	/s/ Mary Savino
Name: Mary Savino
Title: Trustee

J.P. Morgan Private Investments Inc.

By:	/s/ Glenn Hill
Name: Glenn Hill
Title: President

Schedule A

Fund	Amount

Six Circles Ultra Short Duration Fund	$25,000

Six Circles Tax Aware Ultra Short Duration Fund	$25,000

Six Circles U.S. Unconstrained Equity Fund	$25,000

Six Circles International Unconstrained Equity Fund	$25,000